Exhibit 10.1

AMENDMENT NO. 6 TO THE LEASE

This AMENDMENT NO. 6 TO THE LEASE (this “Amendment No. 6”) dated September 23, 2014 for reference purposes only, is made by and between PPC Goddard Investment, LLC, a California limited liability company (“Lessor”) successor in interest from GFE Goddard Investment, LLC successor in interest through a Grant Deed from Edison Spectrum Partners, LLC recorded April 24, 2009 and CombiMatrix Molecular Diagnostics, Inc., a California corporation (“Lessee”).  This Amendment No. 6 amends and modifies the terms and conditions of that certain Standard Industrial/Commercial Multi-Tenant Lease—Net dated June 26, 2006, as amended by that certain Amendment No.1 to Lease dated July 7, 2007, Amendment No. 2 to Lease dated March 11, 2009, Amendment No. 3 to the Lease dated January 11, 2010 (“Amendment No. 3”), Amendment No. 4 to the Lease dated October 2, 2012, and Amendment No. 5 to the Lease dated May 30, 2013 (as amended, the “Lease”), each of which are by and between Lessor and Lessee.  Capitalized terms that are not otherwise defined in this Amendment No. 6 have the meanings ascribed to such terms as provided in the Lease.

RECITALS

(I)                                   Lessor and Lessee previously entered into the Lease, which sets forth the terms and conditions relating to Lessee’s occupancy of certain space located at 300 Goddard Way, Suite 100 and 150, Irvine, California and certain space located at 310 Goddard Way, Suite 100 and 150, Irvine, California (the “Premises”).

(II)                              Lessor and Lessee now desire to amend the Lease to (a) adjust the Base Rent payable for the Premises, and (b) set forth certain other matters of agreement between Lessor and Lessee.

AGREEMENT

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.              Premises/Lease Term:  Lessee is extending the Lease Term for the Premises for five (5) years, and such term commences on February 1, 2015 and terminates on January 31, 2020 (the “Extended Term”), unless sooner terminated or extended in accordance with the terms of the Lease.

2.              Base Rent:  The Base Rent for the Premises, on a net basis for all suites, shall be as follows:

Months	Rent/RSF/Month	Rent/Month
February 1, 2015 to January 31, 2016	$1.00	$12,164.00
February 1, 2016 to January 31, 2017	$1.05	$12,772.20
February 1, 2017 to January 31, 2018	$1.10	$13,380.40
February 1, 2018 to January 31, 2019	$1.15	$13,988.60
February 1, 2019 to January 31, 2020	$1.20	$14,596.80

3.              Abated Rent:  Lessee shall not be required to pay its Base Rent for Months 1-3 of the Extended Term (February 1, 2015 — April 30, 2015).

4.              Operating Expenses:  Lessee shall continue to pay Lessee’s Share of Operating Expenses and Real Estate Taxes in accordance with the terms of the Lease.  The controllable Operating Expenses for the Premises shall not increase by more than five percent (5%) for each year of the Extended Term. For purposes hereof, “controllable Operating Expenses” shall mean all Operating Expenses other than utilities, insurance and Real Estate Taxes.

5.              Tenant Improvements:  By no later than December 31, 2014 (the “Completion Deadline”), Lessor shall complete the improvements (the “Tenant Improvements”) as shown per the mutually agreed-upon space plan dated “July 1, 2014 with Tenant Revisions July 29th,” prepared by Daryl Malmberg and Associates. By the Completion Deadline, Lessor shall also complete the following additional improvements (all of which shall also be deemed to be “Tenant Improvements”):

a)             Electronic key entrance with hardware as outlined in the attached bid from Interface Systems dated October 16, 2013,

b)             Painting of the Premises;

c)              Professionally cleaning the carpets;

d)             Replace damaged or staining ceiling tiles;

e)              Clean cubicle fabric

Lessor shall complete the Tenant Improvements in a good, workmanlike manner, using new materials. Lessor shall promptly commence work on the Tenant Improvements and shall diligently complete the same. Lessor shall coordinate the Tenant Improvement work with Lessee and shall not unreasonably disturb Lessee’s business within, or access to, the Premises.

6.              Restoration:  Lessee shall not be required to remove or modify any of the improvements in the Premises existing on the date this Amendment No. 6 was fully executed. In addition, Lessee shall not be required to remove any of the Tenant Improvements.

7.              Real Estate Taxes:  Lessee shall be exempt from any increases in Real Estate Taxes which the Premises may incur as a result of a sale, refinance, change in ownership or any other “triggering” event during the Extended Term. In addition, Lessor shall appeal the property tax assessment for the 2014-2015 tax year with the Orange County Tax Assessor, and all amounts recovered pursuant to that appeal shall pass through to Lessee. This Section 7 survives the expiration or earlier termination of the Lease.

8.              Right to Renew the Lease:  Lessee shall retain its rights under Section 6 of Amendment No. 3.

9.              Right to Terminate:  Provided Lessee is in compliance with the terms and conditions of the Lease, Lessee shall have a one-time right to terminate the Lease after month thirty-six (36) of the Extended Term with six (6) months written notice to the Lessor. At the time of such exercise, Lessee shall simultaneously tender to Lessor a check in the amount of the unamortized Tenant Improvement cost and unamortized brokerage commissions payable in connection with this Amendment No. 6 at an interest rate of eight percent (8%) (amortized in a straight-line basis over the Extended Term with the unamortized portion applying to the portion of the Extended Term remaining after the date of early termination).

10.       Building Operation: Lessor agrees to provide the following by the completion Deadline or reimburse Lessee to perform the same using a vendor of its choice:

a)             One thorough cleaning of the Premises each quarter to include dusting throughout (including equipment, PC’s, offices and cubicles, HVAC ducts, etc.), wiping down walls, spot carpet cleaning, lab floors waxed and buffed, etc.;

b)             Address and repair the current HVAC issues in both buildings to Lessee’s reasonable satisfaction.

11.       Right of First Refusal:  Subject to any pre-existing rights, Lessee shall have the ongoing first right of refusal to lease any space within the Project.  If Lessor receives an acceptable proposal to lease any space within the Project, Lessor will notify Lessee in writing of all of the terms of the proposal.  If Lessee wishes to lease the proposed space, Lessee shall have the right to accept the terms proposed or make a counter proposal. Lessee shall have five (5) business days to respond after receiving Lessor’s written notice. If Lessee responds accepting the terms of such proposal, then Lessor and Lessee shall enter into an amendment to the Lease for the lease of the space having the terms specified in the proposal and otherwise consistent with the terms of the Lease.

12.       Signage:  Lessee’s sign rights outlined in Section 8 of the Amendment No. 3 shall be reinstated and shall not expire during the lease term.

13.       Real Estate Commission:  CBRE, Inc. (Lessee’s broker) shall be paid a five percent (5%) real estate commission on the total Lease consideration for the Extended Term per the terms and conditions of Lessor’s Commission Agreement with CBRE, Inc.  Lessor and Lessee warrant and represent that they have dealt with no real estate broker in connection with this Amendment No. 6 other than the CBRE, Inc., and that no other broker is entitled to any commission on account of this Amendment No. 6.  The party who breaches this warranty shall defend, hold harmless and indemnify the other from any loss, damage or expense, including reasonable attorneys’ fees, arising from the breach.

14.       Miscellaneous:  The Lease, as amended by this Amendment No. 6, remains in full force and effect.  This Amendment No. 6 is binding on the parties’ successors and assigns.  This Amendment No. 6 may be executed in any number of counterparts, all of which are considered one and the same Amendment No. 6 notwithstanding that all parties hereto have not signed the same counterpart.  Signatures of this Amendment No. 6, which are transmitted by either electronic or telephonic means (including, without limitation, facsimile and email) are valid for all purposes.  Any party shall, however, deliver an original signature of this Amendment No. 6 to the other party upon request.  If any provision of the Lease, as amended by this Amendment No. 6, is held by the final judgment of any court of competent jurisdiction to be illegal, invalid or unenforceable, the validity of the remaining portions or provisions must not be impaired or affected, and the rights and obligations of the parties must be construed and enforced as if the Lease, as amended by this Amendment No. 6, did not contain that certain part, term or provision held to be illegal, invalid or unenforceable.  The Lease, as amended by this Amendment No. 6, constitutes the entire agreement between Lessor and Lessee with respect to the Premises and may be amended or altered only by written agreement executed by both parties, and supersedes all prior agreements, whether written or oral, between the parties.  The Lease, as amended by this Amendment No. 6, and the rights and obligations of the parties hereto, must be construed and enforced in accordance with the laws of the state of California.

EXECUTION

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment No.6 effective as of the last date written below.

LESSOR: PPC Goddard Investment, LLC		LESSEE: CombiMatrix Molecular Diagnostics, Inc.

Signature:	/s/SEAN CAO	Signature:	/s/MARK MCDONOUGH

Printed		Printed
Name:	Sean Cao	Name:	Mark McDonough

Title	Manager	Title	President & CEO

Date:	October 24, 2014	Date:	October 23, 2014

Location:	Irvine, CA	Location:	Irvine, CA

		Signature:	/s/SCOTT BURELL

Printed
		Name:	Scott R. Burell

		Title	CFO, Treasurer & Secretary

		Date:	October 22, 2014

		Location:	Irvine, CA

EXHIBIT A

WORK LETTER AGREEMENT

This WORK LETTER AGREEMENT (“Work Letter Agreement”) is entered into as of the 22nd day of October 2014 (“Effective Date”), by and between PPC Goddard Investment, LLC, a California limited liability company (“Landlord”), and CombiMatrix Molecular Diagnostics, Inc., a California corporation (“Tenant”).

R E C I T A L S:

A.                                    Concurrently with the execution of this Work Letter Agreement, Landlord and Tenant have entered into that certain Amendment No. 6 to the Lease dated of even date herewith (“Lease Amendment”) covering certain premises (“Premises”) more particularly described in Recital I.  All terms not defined herein have the same meaning as set forth in the Lease Amendment.  To the extent applicable, the provisions of the Lease are incorporated herein by this reference.

B.                                    In order to induce Tenant to enter into the Lease, and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant hereby agree as follows:

1.                                      TENANT IMPROVEMENTS.  As used in the Lease and this Work Letter Agreement, the term “Tenant Improvements” means those items of general tenant improvement construction shown on the Final Plans (defined in Exhibit A) and more particularly described in Paragraph 5 of the Lease Amendment.

2.                                      WORK SCHEDULE.  Within ten (10) days after the execution of this Lease, Landlord will deliver to Tenant, for Tenant’s review and approval, a schedule (“Work Schedule”).  The Work Schedule will set forth: (i) the timetable for the planning and completion of the construction and/or installation of the Tenant Improvements; and (ii) each of the various items of work to be done or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements.  The Work Schedule will be submitted to Tenant for its approval, which approval Tenant agrees not to unreasonably withhold, and, once approved by both Landlord and Tenant the Work Schedule will become the basis for completing the Tenant Improvements.  All plans and drawings required by this Work Letter Agreement and all work performed pursuant thereto are to be prepared and performed in accordance with the Work Schedule.  Landlord may, from time to time during construction of the Tenant Improvements, modify the Work Schedule as Landlord reasonably deems appropriate, but subject to Tenant’s approval.  If Tenant fails to approve the Work Schedule, as it may be modified after discussions between Landlord and Tenant within ten (10) business days after the date the Work Schedule or modified Work Schedule is first received by Tenant, the Work Schedule shall be deemed to be approved by Tenant as submitted.

3.                                      CONSTRUCTION REPRESENTATIVES.  Landlord hereby appoints the following person as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter Agreement:  Hope Fazio.

Tenant hereby appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Work Letter Agreement:  In connection with 310 Goddard Way- Budi Tirtorahardjo; in connection with 300 Goddard Way- Bruce Hauser.

All communications with respect to the matters covered by this Work Letter Agreement are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be.  Either party may change its representative under this Work Letter Agreement at any time by written notice to the other party in compliance with the Lease.

4.                                      TENANT IMPROVEMENT PLANS.

(a)                                 Preparation of Space Plans.  In accordance with the Work Schedule, Tenant agrees to meet with Landlord’s architect and/or space planner for the purpose of promptly preparing preliminary space plans for the Tenant Improvements acceptable to Tenant (“Space Plans”).  The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed.  Landlord, acting reasonably and in good faith, shall have five (5) business days after Landlord’s receipt of the Space Plans to advise Tenant in writing if Landlord reasonably disapproves any aspect of the Space Plans and the specific reasons for such disapproval (“Landlord’s Objection”).  Landlord’s architect will then submit to Landlord for Landlord’s approval and Tenant for Tenant’s approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord in Landlord’s Objection.  The foregoing process shall then be repeated until the Space Plans are approved, or deemed approved, by Landlord; provided, however, Landlord’s comments shall be limited to any changes reasonably required by Landlord based on its initial review of the Plans and not made by Tenant, as well as any changes required as a result of the changes made by Tenant which could not have been reasonably anticipated by Landlord at the time of making its initial changes.  If Landlord does not timely provide Landlord’s Objection, the Space Plans shall be deemed approved by Landlord.

(b)                                 Preparation of Final Plans.  Based on the approved Space Plans, and in accordance with the Work Schedule, Landlord’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the “Final Plans”).  The Final Plans will show: (i) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Premises; (ii) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell work and/or within common areas; and (iii) all other specifications for the Tenant Improvements.  The Final Plans will be submitted to Tenant for signature to confirm that they are consistent with the Space Plans.  If Tenant reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Tenant agrees to advise Landlord in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule.  In accordance with the Work Schedule, Landlord will then cause Landlord’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Tenant so as to make the Final Plans consistent with the Space Plans.

(c)                                  Requirements of Final Plans.  The Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will:  (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) if not comprised of the Building standards set forth in the written description thereof (the “Standards”), then compatible with and of at least equal quality as the Standards and reasonably approved by Landlord; (iii) comply with all Laws; and (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors.

(d)                                 Submittal of Final Plans.  Once approved by Landlord and Tenant, Landlord’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit.  Landlord’s architect, with Tenant’s cooperation (but at no out-of-pocket expense to Tenant), will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit.  After approval of the Final Plans by Landlord and Tenant (“Final Plans Approval Date”), no further changes may be made without the prior written approval of both Landlord and Tenant.  Tenant hereby acknowledges that any such changes will be subject to the terms of Paragraph 10 below.

(e)                                  Intentionally omitted.

(f)                                   Work Cost Estimate and Statement.  All “hard” and “soft” costs, of any nature whatsoever, incurred to construct the Tenant Improvements including costs to prepare the Space Plans and Final Plans shall be paid by Landlord, subject to Section 5(c) below.

5.                                      PAYMENT FOR THE TENANT IMPROVEMENTS.

(a)                                 Landlord shall turnkey the Tenant Improvements as outlined in Exhibit A and in Section 5 of the Lease Amendment (the “Tenant Improvements”).  Landlord’s turnkey delivery of the Premises shall include the following, as applicable:

(i)                                     Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans:

(ii)                                  The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

(iii)                               Construction of the Tenant Improvements, including, without limitation, the following:

(aa)                          Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb)                          All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;

(cc)                            The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour air conditioning;

(dd)                          Any additional improvements to the Premises required for Tenant’s use of the Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

(ee)                            All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Premises;

(ff)                              All plumbing, fixtures, pipes and accessories necessary for the Premises; and

(gg)                            Testing and inspection costs.

(iv)                              All other costs to be expended by Landlord in the construction of the Tenant Improvements.

(b)                                 Intentionally omitted.

(c)                                  Changes.  From time to time after the Final Plans Approval Date, Tenant may notify Landlord of changes that Tenant proposes be made to the Final Plans (a “Change Order”).  Promptly upon Tenant’s delivery to Landlord of a Change Order, Landlord shall notify Tenant (“Change Order Notice”) of both:  (i) any estimated increase in the actual cost of the Tenant Improvements due to the Change Order (the “Excess Work Cost”), and (ii) any estimated delay (an “Estimated Delay”) in the Scheduled Completion Date (as defined below) if the Change Order is implemented and (c) if Landlord approves the changes described in the Change Order, which approval shall be withheld only if such changes are materially inconsistent with the provisions of Paragraph 4 above.  Tenant shall notify Landlord of its final approval or disapproval of the Change Order within five (5) business days after Landlord delivers to Tenant the applicable Change Order Notice (“Change Order Response Period”).  If Tenant fails to timely notify

Landlord of its approval or disapproval of any proposed Change Order, Tenant shall be deemed to have automatically disapproved that particular Change Order, and Landlord shall not proceed to implement any of the changes specified therein.  If Tenant timely notifies Landlord of its approval of the Change Order, then, within five (5) business days after the expiration of the applicable Change Order Response Period, Tenant shall pay Landlord the full amount of the Excess Work Cost resulting from the Change Order (as set forth in the applicable Change Order Notice); and upon receipt of such payment, Landlord shall implement the changes specified in the Change Order.  In such event, however, any delay in the Scheduled Completion Date resulting from the performance of the work described in the relevant Change Order shall be deemed a Delay Event (defined below).

6.                                      CONSTRUCTION OF TENANT IMPROVEMENTS.  Until Tenant approves the Final Plans, Landlord will be under no obligation to cause the construction of any of the Tenant Improvements.  Following Tenant’s approval of the Final Plans, Landlord’s contractor will commence and diligently proceed with the construction of the Tenant Improvements, subject to Delay Events (as defined below).  Provided the Plans Approval Date occurs, Landlord shall cause to be constructed and/or installed, in accordance with the terms of this Work Letter Agreement, the Tenant Improvements depicted in the Final Plans by December 31, 2014 (“Scheduled Completion Date”), subject to adjustment as a result of Delay Events or Force Majeure Delays (as defined in Paragraph 10 below).  The Tenant Improvements shall be constructed in a good and workmanlike manner, using new first grade quality materials.  Landlord shall be responsible to obtain all necessary governmental and municipal approvals and permits to construct the Tenant Improvements required as a condition precedent to the construction and/or installation of the Tenant Improvements, but Tenant shall be required to fully and reasonably cooperate with Landlord (at no out-of-pocket expense to Tenant) in order to procure such approvals and permits.  All of the Tenant Improvements shall comply with all Laws.

7.                                      FREIGHT/CONSTRUCTION ELEVATOR.  Landlord will, consistent with its obligation to other tenants in the Building, if appropriate and necessary, make the freight/construction elevator reasonably available to Tenant in connection with any decorating, furnishing and moving into the Premises.

8.                                      Intentionally omitted.

9.                                      DELAY EVENTS.  The Scheduled Completion Date may be delayed from time to time due to any or all of the following events (collectively, “Delay Events”): (a) Change Orders approved by Tenant; (b) any act of Tenant or its agents, employees, architects, consultants, or contractors that interferes with the Tenant Improvements, and which continues after reasonable written notice to Tenant; (c) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter Agreement, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to the Work Schedule delivered by Landlord to Tenant pursuant to this Work Letter Agreement; (b) Tenant’s changes to Space Plans or Final Plans after Landlord’s approval thereof; or (d) Tenant’s request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards.

10.                               FORCE MAJEURE DELAYS.  For purposes of this Work Letter Agreement, “Force Majeure Delays” means any actual delay in the construction of the Tenant Improvements that is beyond the reasonable control of Landlord or Tenant, as the case may be.  Notwithstanding the foregoing, delays or failures to perform resulting from lack of funds shall not be deemed delays beyond the reasonable control of a party.

11.                               NO ADDITIONAL COSTS TO TENANT.  Notwithstanding anything contained herein to the contrary, Landlord acknowledges and agrees that, except for any Excess Work Cost as determined by, and set forth in, a Change Order approved by both Tenant and Landlord, there will be no additional costs for Landlord’s completion of the Tenant Improvements.  Furthermore, Landlord represents and warrants to Tenant that Landlord shall not charge Tenant any supervisory, management move-in, or other fee in connection with the Tenant Improvements or Tenant’s occupancy in, or move from, the Premises.

12.                               TENANT’S OCCUPANCY.  Landlord acknowledges that Tenant is currently occupying the Premises and shall continue to occupy the Premises during the Tenant Improvements.  Accordingly, Landlord shall coordinate the completion of the Tenant Improvements with Tenant to avoid interference with Tenant’s use of, and occupancy of, the Premises.

13.                               COPY OF “AS BUILT” FINAL PLANS.  At the conclusion of construction and/or installation of the Tenant Improvements, (a) Landlord shall cause its architects and contractors to: (i) update the Final Plans as necessary to reflect all changes, if any, made to the Final Plans during the course of construction and/or installation of the Tenant Improvements, (ii) certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (iii) deliver to each of Landlord and Tenant two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (b) Landlord shall deliver to Tenant a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises, including, without limitation, the Tenant Improvements, to the extent such warranties, guaranties, and operating manuals have not been already previously delivered to Tenant.

14.                               WARRANTIES.  Any warranties with respect to the Tenant Improvements shall be assigned to Tenant to protect Tenant against any defective workmanship and materials regarding the Tenant Improvements, subject to the terms and conditions of such warranties.

WHEREFORE, Landlord and Tenant have respectively executed this Work Letter Agreement the day and year first above written.

LESSOR:  PPC Goddard Investment, LLC

LESSEE:  CombiMatrix Molecular Diagnostics, Inc.

Signature:	/s/SEAN CAO	Signature:	/s/MARK MCDONOUGH

Printed		Printed
Name:	Sean Cao	Name:	Mark McDonough
Title	Manager	Title	President & CEO

Date:	October 24, 2014	Date:	October 23, 2014

Location:	Irvine, CA	Location:	Irvine, CA

		Signature:	/s/SCOTT BURELL

Printed
		Name and	Scott R. Burell
		Title:	CFO, Treasurer & Secretary

		Date	October 22, 2014

		Location:	Irvine, CA